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EXHIBIT 4.1.6

SIXTH AMENDMENT
TO THE
TRAMMELL CROW COMPANY
EMPLOYEE STOCK PURCHASE PLAN

        THIS SIXTH AMENDMENT is effective as set forth below and is made by the Board of Directors (the "Board") of Trammell Crow Company, a Delaware corporation (the "Company"), and, only as explicitly provided below, subject to the approval of the stockholders of the Company.

W I T N E S S E T H:

        WHEREAS, the Company has previously established the Trammell Crow Company Employee Stock Purchase Plan effective March 1, 1998 for the benefit of eligible employees, as subsequently amended (the "Plan");

        WHEREAS, pursuant to paragraph 15 of the Plan, the Board has the right to make certain amendments to the Plan;

        WHEREAS, the Board desires to amend the Plan to increase by 1,000,000 the aggregate number of shares of the Company's common stock, par value $.01 per share ("Common Stock"), which may be sold pursuant to options granted under the Plan (the "Authorized Share Amendment");

        WHEREAS, the Board also desires to amend the Plan to provide that in the event the shareholder approval of the Authorized Share Amendment is not obtained, any shares of Common Stock that would otherwise have been available for purchase under the Plan if the Authorized Share Amendment had been approved by the shareholders of the Company shall not be available for issuance under the Plan and the payroll deductions effected for the purpose of purchasing such shares shall be returned to the applicable participants;

        WHEREAS, the Board also desires to amend the Plan to reduce from 2500 to 250 the maximum number of shares of Common Stock that may be subject to an option during each option period and to increase from six months to 12 months the holding period during which shares of Common Stock purchased under the Plan may not be disposed of;

        WHEREAS, the Board also desires to amend the Plan to provide that the exercise price for an option shall equal 85% of the fair market value of the Common Stock on the date of exercise of the option;

        WHEREAS, the Board also desires to amend the Plan to specify how available shares of Common Stock will be partitioned among participants if the number of shares reserved for issuance pursuant to the Plan (the "Limitation") is less than the number of shares that could be obtained pursuant to all outstanding options at the end of an option period absent the Limitation; and

        WHEREAS, such amendments are within the scope of the Board's powers.

        NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the dates set forth below:

        1.    Stock Subject to Plan.    Subject to stockholder approval, paragraph 5 is hereby amended and restated in its entirety, effective with respect to option periods beginning on or after January 1, 2005, to read as follows:

          "5.   Stock Subject To The Plan.    Subject to the provisions of paragraph 12 (relating to adjustment upon changes in stock), the aggregate number of shares which may be sold pursuant to options granted under the Plan shall not exceed three million (3,000,000) shares of the authorized $.01 par value common stock of the Company ("Stock"), which shares may be unissued shares or reacquired shares or shares bought on the market for purposes of the Plan. Should any option granted under the Plan expire or terminate prior to its exercise in full, the shares theretofore subject to such option may again be subject to an option granted under the Plan. Any shares of Stock which are not subject to outstanding options upon the termination of the Plan shall cease to be subject to the Plan."

        2.    Share Limit.    Paragraph 6(a) is hereby amended and restated in its entirety, effective with respect to option periods beginning on or after January 1, 2005, to read as follows:

          "6.   Grant Of Options.    (a) General Statement; "Date Of Grant"; "Option Period"; "Date Of Exercise". Upon the effective date of the Plan and continuing while the Plan remains in force, the Company shall offer options under the Plan to all Eligible Employees to purchase shares of Stock. Except as otherwise determined by the Committee, these options shall be granted on the first day of the first payroll period beginning on or after the first day of January and July of each subsequent year (each of which dates is herein referred to as a "date of grant"). The term of each option granted shall be for a six (6)-month period ending on June 30 or December 31 (each such six (6)-month period is herein referred to as an "option period"). The last day of each option period is herein referred to as a "date of exercise." The number of whole and fractional shares subject to each option shall be the quotient of the sum of the payroll deductions withheld on behalf of each participant in accordance with subparagraph 6(b) and the payments made by such participant pursuant to subparagraph 6(f) during the option period divided by the "option price" (defined in subparagraph 7(b)) of the Stock, provided, however, that the maximum number of shares that may be subject to any option may not exceed two hundred and fifty (250) (subject to adjustment as provided in paragraph 12)."

        3.    Option Price.    The first sentence of Paragraph 7(b) is hereby amended and restated in its entirety, effective with respect to option periods beginning on or after January 1, 2005, as follows:

  "The option price per share of Stock to be paid by each optionee on each exercise of his option shall be an amount equal to 85% of the Fair Market Value of the Stock on the date of exercise."

        4.    Holding Period.    Paragraph 7(d) is hereby amended and restated in its entirety, effective with respect to option periods beginning on or after January 1, 2005, as follows:

          "(d)    Holding Period.    For a period of twelve (12) months following each date of exercise, a participant may not dispose of, in any manner including assignment or hypothecation, shares of Stock acquired on such date of exercise, regardless of whether the participant is issued the applicable share certificates or whether the Company, or its agent, retains the share certificates. Upon the expiration of the twelve (12)-month period following the date of exercise, the participant may dispose of the Stock as long as such disposition complies with all applicable securities laws. At the sole discretion of the Company, share certificates may bear a legend describing the restriction set forth in this paragraph 7(d)."

        5.    Insufficiency of Shares.    Paragraph 7(e) is hereby added to the Plan, effective as of December 7, 2004, to read as follows:

          "(e)    Insufficiency of Shares Available for Issuance.    If the total number of shares of Stock remaining available for issuance pursuant to paragraph 5 (the "Share Availability") is less than the total number of shares of Stock that could otherwise be acquired pursuant to all options, for a given option period, after application of the limitations in paragraphs 6(a), 6(b) and 6(e) (but not this paragraph 7(e)) (the "Total Share Limit"), then the number of shares of Stock that could otherwise be acquired pursuant to each option for the given option period shall be reduced such that the ratio of the total number of shares that could be acquired pursuant to each option for the given option period, after adjustments for the limitations in paragraphs 6(a), 6(b) and 6(e) (but not this paragraph 7(e)), to the Total Share Limit, equals the ratio of the total number of shares that may be acquired pursuant to each option for the given option period, after adjustments for the limitations in paragraphs 6(a), 6(b), 6(e) and this paragraph 7(e), to the Share Availability. If the application of the adjustment provided in this paragraph 7(e) entitles an Eligible Employee to an option for a fraction of a share of Stock, the Eligible Employee's payroll deductions that would be used to purchase that fractional share of Stock shall be returned to the Eligible Employee as soon as administratively feasible."

        6.    Term of the Plan.    Paragraph 14 is hereby amended, effective as of December 7, 2004, by adding the following at the end thereof:

  Subject to stockholder approval, additional shares of Stock may be made available for issuance pursuant to the Plan. Options relating to such additional shares may be granted prior to obtaining the requisite stockholder approval; provided, however, that no such options shall be exercisable prior to stockholder approval and if stockholder approval is not obtained within 12 months of the grant of such options the options shall be cancelled, without participant recourse except that any payroll deductions related to the options shall be returned to the applicable participants.

        7.    Effect of Amendment.    Except as amended or supplemented herein, the Plan shall remain unchanged and continue in full force and effect.

        IN WITNESS WHEREOF, this Sixth Amendment has been executed by a duly authorized officer of the Company as of the date specified below and effective as set forth herein.

TRAMMELL CROW COMPANY, a Delaware corporation
By:	/s/ J. CHRISTOPHER KIRK
Name:	J. Christopher Kirk
Title:	Executive Vice President
Dated:	December 7, 2004

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  EXHIBIT 4.1.6
SIXTH AMENDMENT TO THE TRAMMELL CROW COMPANY EMPLOYEE STOCK PURCHASE PLAN